Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Papa John’s International, Inc. Deferred Compensation Plan of our reports dated February 25, 2008, with respect to the consolidated financial statements and financial statement schedule of Papa John’s International, Inc. and the effectiveness of internal control over financial reporting of Papa John’s International, Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, KY
February 25, 2008